Exhibit 99.1
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Universal Corporation Investor Relations	RELEASE:	4:16 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com
Universal Corporation Reports Third Quarter Results
Richmond, VA February 7, 2024 / PRNEWSWIRE
___________________________________________________________________________________

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), stated, “Universal Corporation again delivered strong financial and operational performance in the third quarter of fiscal year 2024. Operating income and net income for the quarter were up 13% and 28%, respectively, relative to the third quarter of fiscal year 2023, which helped increase operating income and net income for the nine months of fiscal year 2024 by 20% and 13%, respectively, compared to the same period last fiscal year.

“Our tobacco business continued to perform very well, driven by a favorable product mix and strong demand from our customers. Improved margins, larger crops in Africa, and strong tobacco shipments in line with our expectations benefited our results in the nine months and quarter ended December 31, 2023, compared to the same periods in fiscal year 2023. Global leaf supply for all types of leaf tobacco continues to be tight, and as of December 31, 2023, our uncommitted tobacco inventory was at a low level of 8%. While we expect global leaf tobacco supply to remain tight in fiscal year 2025, in part due to El Nino weather conditions, we believe the strength of our diverse global footprint will help us satisfy our customers’ leaf tobacco needs.

“We continue to be encouraged by the solid progress the team is making to expand our ingredients business. The investments we have made to build out the research and development and corporate sales teams are starting to gain momentum and have positioned us for future growth. We are also pleased with the progress we are making on the expansion of our processing capabilities at our ingredients facility in Lancaster, Pennsylvania. We expect those resources to be fully operational in the third quarter of fiscal year 2025 and positively contributing to our earnings as soon as fiscal year 2026.
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Universal Corporation

“Another important achievement in fiscal year 2024 has been the progress we made to advance Universal's global sustainability agenda. These include the December 2023 publication of our 2023 Sustainability Report, and our recently announced participation in a solar project that we believe will help us meet our target to reduce operational greenhouse gas emissions by 30 percent by 2030. We are proud of our sustainability advances, and we continue to seek opportunities to further promote sustainability in our business.”

FINANCIAL HIGHLIGHTS
	Nine Months Ended December 31,		Change
(in millions of dollars, except per share data)	2023	2022	$	%

Consolidated Results
Sales and other operating revenue	$1,977.7	$1,875.8	$101.9	5%
Cost of goods sold	$1,592.5	$1,540.4	$52.2	3%
Gross Profit Margin	19.5%	17.9%		160 bps
Selling, general and administrative expenses	$227.8	$206.8	$21.0	10%
Operating income (loss)	$153.8	$128.7	$25.1	20%
Diluted earnings (loss) per share (as reported)	$3.17	$2.82	$0.35	12%
Adjusted diluted earnings (loss) per share (non-GAAP)*	$3.29	$2.80	$0.49	18%
Segment Results
Tobacco operations sales and other operating revenues	$1,742.5	$1,642.7	$99.8	6%
Tobacco operations operating income	$148.9	$119.0	$29.9	25%
Ingredients operations sales and other operating revenues	$235.2	$233.2	$2.1	1%
Ingredients operations operating income (loss)	$5.0	$9.9	$(4.9)	(50)%
*See Reconciliation of Certain Non-GAAP Financial Measures in Other Items below.

Net income for the nine months ended December 31, 2023, was $79.3 million, or $3.17 per diluted share, compared with $70.3 million, or $2.82 per diluted share, for the nine months ended December 31, 2022. Excluding restructuring and impairment costs and certain other non-recurring items, as detailed in Other Items below, net income increased by $12.6 million and diluted earnings per share increased by $0.49 for the nine months ended December 31, 2023, compared to the same period in the prior fiscal year. Operating income for the nine months ended December 31, 2023, was $153.8 million, an increase of $25.1 million, compared to operating income of $128.7 million for the nine months ended December 31, 2022. Adjusted operating income, detailed in Other Items below, was $157.3 million, an increase of $28.7 million, as compared to the same period in fiscal year 2023.

Net income for the quarter ended December 31, 2023, was $53.2 million, or $2.12 per diluted share, compared with $41.7 million, or $1.67 per diluted share, for the quarter ended December 31, 2022. Excluding restructuring and impairment costs and certain other non-recurring items, as detailed in Other Items below, net income and diluted earnings per share increased by $12.4 million and $0.49, respectively, for the quarter ended December 31, 2023, compared to the quarter ended December 31, 2022. Operating income for the quarter ended December 31, 2023, was $87.5 million, an increase of $9.9 million, compared to operating income of $77.5 million for the quarter ended December 31, 2022. Adjusted operating income, detailed in Other Items below, was $88.4 million for the third quarter of fiscal year 2024, an increase of $10.9 million, as compared to adjusted operating income of $77.5 million for the third quarter of fiscal year 2023.
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Universal Corporation

Consolidated revenues increased by $101.9 million to $2.0 billion and by $26.5 million to $821.5 million, respectively, for the nine months and quarter ended December 31, 2023, compared to the same periods in fiscal year 2023. These changes were largely due to higher tobacco sales prices, which more than offset lower tobacco sales volumes, as well as an improved product mix in the Tobacco Operations segment.

TOBACCO OPERATIONS

Revenues for the Tobacco Operations segment were $1.7 billion for the nine months ended December 31, 2023, and $743.9 million for the quarter ended December 31, 2023, up $99.8 million and $19.3 million, respectively, compared to the same periods in the prior fiscal year. These increases were due to higher tobacco sales prices and a favorable product mix, partially offset by lower tobacco sales volumes.

Operating income for the Tobacco Operations segment increased by $29.9 million to $148.9 million and by $10.5 million to $87.6 million, respectively, for the nine months and quarter ended December 31, 2023, compared with the nine months and quarter ended December 31, 2022. Tobacco Operations segment operating income was up largely on higher prices and a more favorable product mix, partially offset by lower tobacco sales volumes. In the nine months and quarter ended December 31, 2022, a large amount of lower margin carryover tobacco crops was shipped. Larger African crops positively impacted the results for the Tobacco Operations segment in both the nine months and quarter ended December 31, 2023. Carryover crop shipments from South America were significantly lower in the nine months and quarter ended December 31, 2023, compared to the same periods in fiscal year 2023. In the nine months ended December 31, 2023, our operations in Europe and in Asia had improved product mixes, compared to the nine months ended December 31, 2022. Equity earnings from our oriental tobacco joint venture were down in the nine months ended December 31, 2023, on unfavorable foreign currency comparisons and higher interest expenses, but increased in the quarter ended December 31, 2023, on an improved product mix, compared to the same periods in the prior fiscal year. Selling, general, and administrative expenses for the Tobacco Operations segment were higher in the nine months and quarter ended December 31, 2023, compared to the nine months and quarter ended December 31, 2022, primarily on higher compensation and benefit costs, as well as unfavorable foreign currency comparisons.

INGREDIENTS OPERATIONS

Revenues for the Ingredients Operations segment of $235.2 million for the nine months ended December 31, 2023, and $77.6 million for the quarter ended December 31, 2023, were up $2.1 million and $7.1 million, respectively, compared to the same periods in the prior fiscal year, as the sale of new products more than offset the impact of lower sales prices on core products.

Operating income for the Ingredients Operations segment was $5.0 million and $2.2 million, respectively, for the nine months and quarter ended December 31, 2023, compared to $9.9 million and $0.8 million, respectively for the nine months and quarter ended December 31, 2022.

In the quarter ended December 31, 2023, operating income for our Ingredients Operations segment was in line with results for the same quarter in the prior fiscal year, as incremental revenue and margin
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Universal Corporation

from sale of new products offset the effects of market challenges for our core products and higher expenses resulting from the investments that we are making to position the segment for future growth.

Operating income for the nine months ended December 31, 2023, was lower as compared to the same period in the prior year, mainly as the result of lower operating income in the first quarter of the current fiscal year, as compared to the same period in the prior fiscal year. Results for the first quarter of fiscal 2024 were negatively impacted by customer inventory recalibrations. Other factors that contributed to lower segment operating income for the nine months ended December 31, 2023, as compared to the same period in the prior fiscal year, include lower new crop raw material prices, inventory write-downs, and higher selling, general, and administrative expenses, partially offset by margins from the sale of new products. In the nine months and quarter ended December 31, 2023, selling, general, and administrative expenses were higher, compared to the same periods in the prior fiscal year, due to higher compensation and other costs related to investment in expanding sales and product development capabilities as well as higher corporate overhead allocations, partially offset by deferred compensation expense incurred during the third quarter of fiscal year 2023.

OTHER ITEMS

Cost of goods sold in the nine months and quarter ended December 31, 2023, increased by 3% to $1.6 billion and by 1% to $654.6 million, respectively, compared with the nine months and quarter ended December 31, 2022, largely due to higher green tobacco costs. Selling, general, and administrative costs for the nine months ended December 31, 2023, increased by $21.0 million to $227.8 million, compared to the nine months ended December 31, 2022, on higher compensation costs. Selling, general, and administrative costs for the quarter ended December 31, 2023, increased by $10.6 million to $78.6 million, compared to the same period in the prior fiscal year, largely on higher compensation costs and unfavorable foreign currency comparisons. Interest expense for the nine months and quarter ended December 31, 2023, increased by $14.9 million to $48.1 million and by $1.3 million to $15.5 million, respectively, compared to the same periods in the prior fiscal year, on increased costs from higher interest rates. Interest income for the nine months and quarter ended December 31, 2023, increased by $3.6 million to $4.0 million and by $1.6 million to $1.7 million, respectively, compared to the same periods in the prior fiscal year, primarily on interest income associated with favorably resolved tax judgements at a subsidiary as well as higher interest rates on cash deposits.

For the nine months and quarter ended December 31, 2023, our effective tax rate on pre-tax income was 19.8% and 19.1%, respectively. For the nine months and quarter ended December 31, 2022, our effective tax rate on pre-tax income was 19.3% and 23.2%, respectively. The consolidated effective income tax rate for the nine months ended December 31, 2022, was affected by the sale of the idled Tanzania operations in the quarter ended June 30, 2022, which resulted in $1.1 million of additional income taxes. Without this item, the consolidated effective income tax rate for the nine months ended December 31, 2022, would have been approximately 22.0%. Additionally, the sale of the idled Tanzania operations resulted in a $1.8 million reduction to consolidated interest expense related to an uncertain tax position.

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Universal Corporation

Reconciliation of Certain Non-GAAP Financial Measures

The following table sets forth certain non-recurring items included in reported results to reconcile adjusted net income to net income attributable to Universal Corporation:

Adjusted Operating Income Reconciliation
	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands)	2023	2022	2023	2022
As Reported: Consolidated operating income	$87,464	$77,526	$153,811	$128,678
Restructuring and impairment costs(1)	924	—	3,523	—
As Adjusted operating income (Non-GAAP)	$88,388	$77,526	$157,334	$128,678

Adjusted Net Income Attributable to Universal Corporation and Adjusted Diluted Earnings Per Share Reconciliation

(in thousands except for per share amounts)	Three Months Ended December 31,		Nine Months Ended December 31,
	2023	2022	2023	2022
As Reported: Net income attributable to Universal Corporation	$53,216	$41,660	$79,280	$70,345
Restructuring and impairment costs(1)	924	—	3,523	—
Interest expense reversal on uncertain tax position from sale of operations in Tanzania	—	—	—	(1,816)
Total of Non-GAAP adjustments to income before income taxes	924	—	3,523	(1,816)
Non-GAAP adjustments to income taxes
Income tax benefit from restructuring and impairment costs	(47)	—	(512)	—
Income tax expense from sale of operations in Tanzania	—	—	—	1,132
Total of income tax impacts for Non-GAAP adjustments to income before income taxes	(47)	—	(512)	1,132
As adjusted: Net income attributable to Universal Corporation (Non-GAAP)	$54,093	$41,660	$82,291	$69,661
As reported: Diluted earnings per share	$2.12	$1.67	$3.17	$2.82
As adjusted: Diluted earnings per share (Non-GAAP)	$2.16	$1.67	$3.29	$2.80
(1) Restructuring and impairment costs are included in Consolidated operating income in the consolidated statements of income, but excluded for purposes of Adjusted operating income, Adjusted net income available to Universal Corporation, and Adjusted diluted earnings per share.

SUSTAINABILITY

Universal is taking important steps to advance its sustainability agenda as Universal continues to monitor and address the environmental and social impacts of its businesses. In December 2023, we published our 2023 Sustainability Report which details efforts we have taken to promote the sustainability of our operations and contribute to global sustainability goals. The report focuses on our primary sustainability topics as well as our environmental, social, and supply chain goals. We also announced in January 2024 an investment in a solar project that is intended to address emissions from 100 percent of Universal’s annual purchased electricity demand in the United States. We believe that this is a meaningful step towards meeting our science-based environmental target to reduce operational greenhouse gases emissions by 30 percent by 2030.
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Universal Corporation

Additional information
Amounts described as net income (loss) and earnings (loss) per diluted share in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. Adjusted operating income (loss), adjusted net income (loss) attributable to Universal Corporation, adjusted diluted earnings (loss) per share, and the total for segment operating income (loss) referred to in this discussion are non-GAAP financial measures. These measures are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for operating income (loss), net income (loss) attributable to Universal Corporation, diluted earnings (loss) per share, cash from operating activities or any other operating or financial performance measure calculated in accordance with GAAP, and may not be comparable to similarly-titled measures reported by other companies. A reconciliation of adjusted operating income (loss) to consolidated operating (income), adjusted net income (loss) attributable to Universal Corporation to consolidated net income (loss) attributable to Universal Corporation and adjusted diluted earnings (loss) per share to diluted earnings (loss) per share are provided in Other Items above. In addition, we have provided a reconciliation of the total for segment operating income (loss) to consolidated operating income (loss) in Note 3 "Segment Information" to the consolidated financial statements. Management evaluates the consolidated Company and segment performance excluding certain significant charges or credits. We believe these non-GAAP financial measures, which exclude items that we believe are not indicative of our core operating results, provide investors with important information that is useful in understanding our business results and trends.

This release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding financial condition, results of operation, and future business plans, operations, opportunities, and prospects for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, and involve risks and uncertainties that could cause actual results, performance, or achievements to be materially different from any anticipated results, prospects, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, success in pursuing strategic investments or acquisitions and integration of new businesses and the impact of these new businesses on future results; product purchased not meeting quality and quantity requirements; our reliance on a few large customers; its ability to maintain effective information technology systems and safeguard confidential information; anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services including increased transportation costs and delays attributed to global supply chain challenges; timing of shipments to customers; higher inflation rates; changes in market structure; government regulation and other stakeholder expectations; economic and political conditions in the countries in which we and our customers operate, including the ongoing impacts from international conflicts, such as the conflict in Ukraine; product taxation; industry consolidation and evolution; changes in exchange rates and interest rates; impacts of regulation and litigation on its customers; industry-specific risks related to its plant-based ingredient businesses; exposure to certain regulatory and financial risks related to climate change; changes in estimates and assumptions underlying its critical accounting policies; the promulgation and adoption of new accounting standards, new government regulations and interpretation of existing standards and regulations; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2023, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the years ended March 31, 2023. The Company cautions investors not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made, and it undertakes no obligation to update any forward-looking statements made.

At 5:00 p.m. (Eastern Time) on February 7, 2024, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through May 7, 2024. A taped replay of the call will be available through February 20, 2023, by dialing (877) 674-7070. The confirmation number to access the replay is 848937.
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Universal Corporation

Universal Corporation (NYSE: UVV), headquartered in Richmond, Virginia, is a global business-to-business agri-products supplier to consumer product manufacturers, operating in over 30 countries on five continents. We strive to be the supplier of choice for our customers by leveraging our farmer base, our commitment to a sustainable supply chain, and our ability to provide high-quality, customized, traceable, value-added agri-products essential for our customers’ requirements. We find innovative solutions to serve our customers and have been meeting their agri-product needs for more than 100 years. Our principal focus since our founding in 1918 has been tobacco, and we are the leading global leaf tobacco supplier. Through our plant-based ingredients platform, we provide a variety of value-added manufacturing processes to produce high-quality, specialty vegetable- and fruit-based ingredients as well as botanical extracts and flavorings for the food and beverage end markets. For more information, visit www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$821,507	$795,039	$1,977,713	$1,875,845
Costs and expenses
Cost of goods sold	654,556	649,539	1,592,533	1,540,368
Selling, general and administrative expenses	78,563	67,974	227,846	206,799
Restructuring and impairment costs	924	—	3,523	—
Operating income	87,464	77,526	153,811	128,678
Equity in pretax earnings (loss) of unconsolidated affiliates	1,384	345	(3,495)	208
Other non-operating income (expense)	726	(69)	2,179	(208)
Interest income	1,720	77	4,038	407
Interest expense	15,525	14,265	48,121	33,259
Income before income taxes and other items	75,769	63,614	108,412	95,826
Income taxes	14,482	12,253	21,498	22,258
Net income	61,287	51,361	86,914	73,568
Less: net loss (income) attributable to noncontrolling interests in subsidiaries	(8,071)	(9,701)	(7,634)	(3,223)
Net income attributable to Universal Corporation	$53,216	$41,660	$79,280	$70,345

Earnings per share:
Basic	$2.14	$1.68	$3.19	$2.84
Diluted	$2.12	$1.67	$3.17	$2.82

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	December 31,	December 31,	March 31,
	2023	2022	2023
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$74,102	$71,283	$64,690
Accounts receivable, net	435,306	536,650	402,073
Advances to suppliers, net	159,481	163,237	170,801
Accounts receivable—unconsolidated affiliates	33,109	5,920	12,210
Inventories—at lower of cost or net realizable value:
Tobacco	1,009,030	866,380	833,876
Other	196,246	211,561	202,907
Prepaid income taxes	18,304	17,363	16,493
Other current assets	88,051	79,495	99,840
Total current assets	2,013,629	1,951,889	1,802,890

Property, plant and equipment
Land	26,516	24,142	24,926
Buildings	319,740	305,215	311,138
Machinery and equipment	720,816	679,970	689,220
	1,067,072	1,009,327	1,025,284
Less accumulated depreciation	(706,642)	(663,333)	(674,122)
	360,430	345,994	351,162
Other assets
Operating lease right-of-use assets	34,913	42,337	40,505
Goodwill, net	213,891	213,881	213,922
Other intangibles, net	71,697	82,917	80,101
Investments in unconsolidated affiliates	75,335	72,565	76,184
Deferred income taxes	14,855	10,005	13,091
Pension asset	11,586	12,740	9,984
Other noncurrent assets	37,538	32,575	51,343
	459,815	467,020	485,130

Total assets	$2,833,874	$2,764,903	$2,639,182

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	December 31,	December 31,	March 31,
	2023	2022	2023
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$365,327	$348,073	$195,564
Accounts payable	89,301	92,305	83,213
Accounts payable—unconsolidated affiliates	122	57	5,830
Customer advances and deposits	19,620	5,365	3,061
Accrued compensation	27,967	21,670	33,108
Income taxes payable	5,499	3,715	3,274
Current portion of operating lease liabilities	10,403	11,160	11,404
Accrued expenses and other current liabilities	106,635	115,882	106,533
Current portion of long-term debt	—	—	—
Total current liabilities	624,874	598,227	441,987

Long-term debt	617,225	616,750	616,809
Pensions and other postretirement benefits	43,301	50,773	42,769
Long-term operating lease liabilities	22,050	27,030	25,540
Other long-term liabilities	26,609	22,797	32,512
Deferred income taxes	41,165	48,584	42,613
Total liabilities	1,375,224	1,364,161	1,202,230

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Common stock, no par value, 100,000,000 shares authorized 24,559,181 shares issued and outstanding at December 31, 2023 (24,555,361 at December 31, 2022 and 24,555,361 at March 31, 2023)	344,467	335,160	337,247
Retained earnings	1,152,863	1,102,887	1,136,898
Accumulated other comprehensive loss	(80,254)	(77,255)	(77,057)
Total Universal Corporation shareholders' equity	1,417,076	1,360,792	1,397,088
Noncontrolling interests in subsidiaries	41,574	39,950	39,864
Total shareholders' equity	1,458,650	1,400,742	1,436,952

Total liabilities and shareholders' equity	$2,833,874	$2,764,903	$2,639,182

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Nine Months Ended December 31,
	2023	2022
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$86,914	$73,568
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation and amortization	43,843	42,844
Net provision for losses (recoveries) on advances to suppliers	9,950	6,127
Inventory writedowns	4,813	10,782
Stock-based compensation expense	10,625	6,630
Foreign currency remeasurement (gain) loss, net	3,227	(1,335)
Foreign currency exchange contracts	2,655	14,600
Deferred income taxes	(2,078)	470
Equity in net loss (income) of unconsolidated affiliates, net of dividends	2,055	5,717
Restructuring and impairment costs	3,523	—
Restructuring payments	(999)	—
Other, net	734	(4,967)
Changes in operating assets and liabilities, net:	(211,999)	(338,286)
Net cash provided (used) by operating activities	(46,737)	(183,850)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(47,732)	(39,430)
Proceeds from sale of business, net of cash held by the business	3,757	3,245
Proceeds from sale of property, plant and equipment	1,932	1,634
Net cash used by investing activities	(42,043)	(34,551)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of short-term debt, net	170,433	166,109
Issuance of long-term debt	—	123,481
Repayment of long-term debt	—	(23,481)
Dividends paid to noncontrolling interests	(5,845)	(6,825)
Repurchase of common stock	(4,744)	(3,448)
Dividends paid on common stock	(58,755)	(57,993)
Proceeds from termination of interest rate swap agreements	—	11,786
Other	(2,973)	(6,337)
Net cash provided (used) by financing activities	98,116	203,292

Effect of exchange rate changes on cash, restricted cash and cash equivalents	76	(1,256)
Net increase (decrease) in cash, restricted cash and cash equivalents	9,412	(16,365)
Cash, restricted cash and cash equivalents at beginning of year	64,690	87,648

Cash, restricted cash and cash equivalents at end of period	$74,102	$71,283
See accompanying notes.
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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, which together with its subsidiaries is referred to herein as “Universal” or the “Company,” is a global business-to-business agri-products supplier to consumer product manufacturers. The Company is the leading global leaf tobacco supplier and provides high-quality plant-based ingredients to food and beverage end markets. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023 (the “2023 Annual Report on Form 10-K”).

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands, except share and per share data)	2023	2022	2023	2022

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$53,216	$41,660	$79,280	$70,345

Denominator for basic earnings per share
Weighted average shares outstanding	24,849,498	24,770,294	24,853,774	24,772,827

Basic earnings per share	$2.14	$1.68	$3.19	$2.84

Diluted Earnings Per Share
Numerator for diluted earnings per share
Net income attributable to Universal Corporation	$53,216	$41,660	$79,280	$70,345

Denominator for diluted earnings per share:
Weighted average shares outstanding	24,849,498	24,770,294	24,853,774	24,772,827
Effect of dilutive securities
Employee and outside director share-based awards	206,331	158,132	163,393	161,620
Denominator for diluted earnings per share	25,055,829	24,928,426	25,017,167	24,934,447

Diluted earnings per share	$2.12	$1.67	$3.17	$2.82

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Universal Corporation

NOTE 3. SEGMENT INFORMATION

The Company conducts operations across two reportable operating segments, Tobacco Operations and Ingredients Operations.

The Tobacco Operations segment activities involve selecting, procuring, processing, packing, storing, shipping, and financing leaf tobacco for sale to, or for the account of, manufacturers of consumer tobacco products throughout the world. Through various operating subsidiaries located in tobacco-growing countries around the world and significant ownership interests in unconsolidated affiliates, the Company processes and/or sells flue-cured and burley tobaccos, dark air-cured tobaccos, and oriental tobaccos. Flue-cured, burley, and oriental tobaccos are used principally in the manufacture of cigarettes, and dark air-cured tobaccos are used mainly in the manufacture of cigars, pipe tobacco, and smokeless tobacco products. Some of these tobacco types are also increasingly used in the manufacture of non-combustible tobacco products that are intended to provide consumers with an alternative to traditional combustible products. The Tobacco Operations segment also provides physical and chemical product testing and smoke testing for tobacco customers. A substantial portion of the Company’s Tobacco Operations' revenues are derived from sales to a limited number of large, multinational cigarette and cigar manufacturers.

The Ingredients Operations segment provides its customers with a broad variety of plant-based ingredients for both human and pet consumption. The Ingredients Operations segment utilizes a variety of value-added manufacturing processes converting raw materials into a wide spectrum of fruit and vegetable juices, concentrates, dehydrated products, flavors, and botanical extracts. Customers for the Ingredients Operations segment include large multinational food and beverage companies, smaller independent manufacturers, and retail organizations. FruitSmart, Silva, and Shank's are the primary operations for the Ingredients Operations segment. FruitSmart manufactures fruit and vegetable juices, purees, concentrates, essences, fibers, seeds, seed oils, and seed powders. Silva is primarily a dehydrated product manufacturer of fruit and vegetable based flakes, dices, granules, powders, and blends. Shank's manufactures flavors and botanical extracts and also offers bottling and custom packaging for customers.

The Company currently evaluates the performance of its segments based on operating income after allocated overhead expenses, plus equity in the pretax earnings (loss) of unconsolidated affiliates. Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income and comprehensive income were as follows.

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands of dollars)	2023	2022	2023	2022

SALES AND OTHER OPERATING REVENUES
Tobacco Operations	$743,933	$724,589	$1,742,494	$1,642,682
Ingredients Operations	77,574	70,450	235,219	233,163
Consolidated sales and other operating revenues	$821,507	$795,039	$1,977,713	$1,875,845

OPERATING INCOME
Tobacco Operations	$87,605	$77,104	$148,875	$119,010
Ingredients Operations	2,167	767	4,964	9,876
Segment operating income	89,772	77,871	153,839	128,886
Deduct: Equity in pretax (earnings) loss of unconsolidated affiliates (1)	(1,384)	(345)	3,495	(208)
Restructuring and impairment costs (2)	(924)	—	(3,523)	—
Consolidated operating income	$87,464	$77,526	$153,811	$128,678

(1)Equity in pretax earnings (loss) of unconsolidated affiliates is included in segment operating income (Tobacco Operations), but is reported below consolidated operating income and excluded from that total in the consolidated statements of income and comprehensive income.
(2)Restructuring and impairment costs are excluded from segment operating income, but are included in consolidated operating income in the consolidated statements of income and comprehensive income.
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